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                                                                       EXHIBIT 5





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                                                               February 10, 1994



The Sherwin-Williams Company
101 Prospect Avenue, N.W.
Cleveland, Ohio  44115-1075

         RE:     REGISTRATION STATEMENT ON FORM S-8
                 OF THE SHERWIN-WILLIAMS COMPANY

Gentlemen:

         As General Counsel for The Sherwin-Williams Company, an Ohio corporation (the "Company"), I am delivering this opinion for use as an Exhibit to the Form S-8 Registration Statement (the "Registration Statement") relating to The Sherwin-Williams Company 1994 Stock Plan (the "Plan"). With respect thereto, I have examined:

         A. The Registration Statement, including the Exhibits filed therewith and the Prospectus related thereto; and

         B. Such other documents and instruments as I have deemed necessary to render the opinion set forth below.

         Based upon the foregoing, I am of the opinion that shares of Common Stock, when sold pursuant to the terms of the Plan, will be validly issued, fully paid and nonassessable. This opinion is limited to original issuance securities, if any, issued pursuant to the terms of the Plan after the date of this opinion.

         I consent to the filing of this opinion as Exhibit 5 to the above-mentioned Registration Statement and to the reference to me, in my capacity as General Counsel of the Company, under the caption "Interests of Named Experts and Counsel" in the Registration Statement.

                                                            Very truly yours,


                                                            /s/  L.E. Stellato